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                                             Exhibit B1


NEES ENERGY, INC.
Statement of Income and Accumulated Deficit (Thousands of Dollars) For the Quarter ended March 31, 1997
(Unaudited, Subject to Adjustment)


INCOME

  Equity in income/(loss) of AllEnergy
    Marketing Co., L.L.C.                            $(1,192)
                                                     =======


EXPENSES

  Other operating expenses                               113
  Income tax                                            (457)
                                                     -------
  Total Operating Expenses                              (344)
                                                     -------

Net income/(loss)                                       (848)

Retained earnings at beginning of period              (1,509)
                                                     -------
Accumulated deficit at end of period                 $(2,357)
                                                     =======